RALLY RD.

Exclusive Purchase Agreement

As of January 16th, 2020

This exclusive purchase agreement (the “Purchase Agreement”) is made between RSE Archives, LLC (“Purchaser” or “us”) and Jeremy O’Connor LLC (“Seller” or “you”) with regard to the assets described below (each individually an “Asset”, collectively the “Assets”).

Key Deal Points:

▪You are the exclusive, unencumbered owner of the Asset(s), and you have honestly and accurately represented the Asset(s) to the best of your knowledge and ability.

▪You are partnering with us to securitize the Asset(s) through the Rally Rd. platform, which is owned and operated by our parent company,
RSE Markets, Inc. (the “Platform”).

▪We have agreed with you to a purchase price and form of consideration to be paid for each Asset, as outlined below.

▪For a period of time from the date of this Purchase Agreement (the “Period”), you grant us the exclusive right to purchase the Asset(s).

Your Rights & Obligations:

▪You maintain possession of the Asset(s) throughout the Period.

▪For a period of up to 24 months from the date of this Option Agreement, you will store, maintain, and insure the Asset(s) as part of your inventory and consistent with the manner in which they were stored, maintained, and insured prior to the date of this agreement.

▪You will provide us with reasonable access to the Asset(s) for the creation of marketing materials.  Marketing materials remain our property.

▪You will not advertise the Asset(s) online, in print, on social media, or with a third-party dealer or listing service without our prior written agreement.

The Results:

▪Upon the successful completion of an offering through the Rally Rd. platform, you will receive payment of the Consideration for the associated Asset, as outlined below.

Other:

▪This Purchase Agreement may be modified or amended only with the prior written consent of both the Purchaser and Seller.

RALLY RD.

Asset:	The Lord of the Rings Trilogy (The Fellowship of the Ring, The Two Towers, The Return of the King) by J.R.R. Tolkien
Description:

1954 First Edition, First Printing of The Fellowship of the Ring by J.R.R. Tolkien

1954 First Edition, First Printing of The Two Towers by J.R.R. Tolkien

1955 First Edition, First Printing of The Return of the King by J.R.R. Tolkien

Total Acquisition Cost:	$ 27,500
Consideration: Cash (%) Equity (%) Total	$ 27,500 (100%) (0%) $ 27,500
Other Terms: Down Payment	$ 27,500 due on signing

Additional Terms & Conditions:

Acknowledged and Agreed:

By: /s/ Christopher J. Bruno	By: /s/ Jeremy O’ Connor
RSE	SELLER
Name:Christopher J. Bruno	Name: Jeremy O’Connor
Title: Chief Executive Officer	Title: Principal